Exhibit 3

                           COLLATERAL AGENT AGREEMENT

BETWEEN:

            CRYOPAK INDUSTRIES INC.
            1053 Derwent Way
            Delta, British Columbia
            V3M 5R4

            (the "Company")

AND:

            ESARBEE INVESTMENTS LIMITED

            (the "Collateral Agent")

WHEREAS:

A.    The Company has issued, or will issue, the Debentures to the Holders;

B. Each Debenture creates security in favour of its Holder and provides that the Company shall grant a general security agreement (the "General Security Agreement") with respect to the Debentures of the Company in favour of a collateral agent for the Holder and all other Holders (pari passu with similar security granted in favour of such other Holders);

C. Each Holder has, by its subscription for Debentures, appointed and authorized the Collateral Agent to act as collateral agent and the Collateral Agent has agreed to act as collateral agent on the terms and conditions set out in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Holders, the Collateral Agent, the Company and the Subsidiary hereby agree as follows:

1.    DEFINITIONS

1.1   The following terms shall have the following respective meanings:

      (a) "Debenture" means one of a series of Secured Subordinate Convertible Debentures of the Company, together evidencing an aggregate principal amount not exceeding $1,795,000, each of which ranks pari passu without any preference or priority over one another or the debentures of any other series and was issued by way of private placement as of April 6, 2005;

      (b) "General Security Agreement" means the general security agreement dated as of April 6, 2005 made by the Company in favour of the Collateral Agent as collateral agent for the Holders with respect to the Debentures;

      (c)   "Holder" means the holder of a Debenture;


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      (d)   "Holders' Action" means (i) a resolution of, or other instrument or instruments in writing signed by, the Holders of 51% of the aggregate principal amount of all Debentures for the time being outstanding, or (ii) if the Holders of 51% of the aggregate principal amount of all Debentures have appointed a receiver (which term includes a receiver and manager) of the property and assets charged by the Debentures and the General Security Agreement and provided to the Collateral Agent written evidence of the appointment of such receiver, a direction in writing by the receiver;

      (e) "Maturity Date" means the earlier of: (a) April 8, 2010 and (b) the date that all of the Debentures have been redeemed or converted as set out in the Debentures; and

      (f) "Security Documents" means, collectively, the General Security Agreement and any amendment thereto, and the financing statement and any financing change statement relating to the registration of the General Security Agreement in the British Columbia Personal Property Registry.

2.    COLLATERAL AGENT

2.1   Acceptance by the Collateral Agent

The Collateral Agent hereby accepts the trusts, duties and responsibilities set forth or provided for in this Agreement, and agrees to perform the same upon the terms and conditions of this Agreement without compensation, but with the benefit of the indemnity provided for in section 2.9 hereof.

2.2   Duties of the Collateral Agent

The Collateral Agent will act as agent of the Holders and as attorney for the Holders, with full power of substitution, in the name of and on behalf of the Holders, to do any and all acts and things as may be contemplated by the Holders and each of them under their respective Debentures requiring the consent or approval of the Holder (but, for greater certainty, not including the exercise of the Conversion Rights thereunder) and to take any and all actions contemplated to be taken by the Holders and each of them under Article 9 of their respective Debentures and to execute and deliver and do all such acts, deeds, documents, transfers, assignments, contracts, consents, financing statements and things as may be required thereunder. Any action taken under this
Section 2.2 and under the Debentures may only be taken upon authorization by the Holders pursuant to Holders' Action.

2.3   Duration of Appointment

The Collateral Agent shall hold office until dismissed pursuant to Holders' Action and written notice thereof is received by the Collateral Agent and the Company, or until the Collateral Agent resigns or until the Maturity Date. For greater certainty, a receiver appointed by Holders' Action shall be entitled to dismiss the Collateral Agent and direct the Collateral Agent to deliver to the receiver the Security Documents with such endorsements, authorizations and transfers as the receiver may request for the purpose of enabling the receiver to enforce the Security Documents


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for the benefit of the Holders. If the Collateral Agent is dismissed pursuant to
Holders' Action other than by dismissal by a receiver, the Collateral Agent shall not deliver the Security Documents to any person unless such delivery is expressly authorized by Holders' Action. If the Collateral Agent wishes to resign, it shall deliver written notice of its resignation to the Company and, only if the Collateral Agent has been notified by Holders' Action of an event of default under the General Security Agreement, also to the Holders or, if a receiver has been appointed, to the receiver. Such resignation shall be effective upon its receipt by the Company or, if a receiver has been appointed, by a receiver or, if no receiver has been appointed, three days after the Collateral Agent has mailed notice of its resignation to the Holders. If a receiver has not been appointed, forthwith upon the resignation of the Collateral Agent becoming effective, the Company shall appoint substantially on the terms of this Agreement a replacement Collateral Agent and notify the person who has resigned as Collateral Agent and the Holders of the identity and address of the replacement Collateral Agent, whereupon the person which has resigned as Collateral Agent shall deliver the Security Documents to the replacement Collateral Agent. Notwithstanding a resignation of the Collateral Agent becoming effective, a person who has resigned as Collateral Agent shall not deliver the Security Documents to any person other than a receiver or a replacement Collateral Agent unless such delivery has been expressly authorized by Holders' Action or by the order of a court of competent jurisdiction.

2.4   Limitation of Responsibility

The Collateral Agent shall perform the mechanical and clerical functions in connection with the administration of this Agreement which are specifically set forth herein for the Collateral Agent and any other functions assigned to it by Holders' Action and accepted by it and in connection therewith shall have such powers as are reasonably incidental thereto. The responsibilities of the Collateral Agent are strictly limited to those specifically set forth in this Agreement, and no unstated functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Collateral Agent.

2.5   General Security Agreement

At or prior to the time of execution of this Agreement, the Company shall execute and deliver the General Security Agreement to the Collateral Agent and, on behalf of the Collateral Agent, execute and register in the British Columbia Personal Property Registry a financing statement registering the security interest of the Collateral Agent thereunder.

2.6   Delivery of Security Documents

The Collateral Agent shall hold the Security Documents on and subject to the following terms and conditions:

      (a) the Collateral Agent shall deliver the Security Documents to the Company upon receipt of written evidence satisfactory to it in its sole and unfettered discretion that the Debentures have been surrendered to the Company upon payment by the Company to the Holders of the full amounts owing thereunder;


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      (b)   the Collateral Agent shall deliver the Security Documents to the
            Company upon receipt of written evidence satisfactory to it in its sole and unfettered discretion that all of the outstanding principal amount of Debentures have been converted into common shares in the capital of the Company pursuant to the terms and conditions of the Debentures and any amounts owing thereunder have been paid by the Company;

      (c) the Collateral Agent shall deliver the Security Documents to a receiver appointed by Holders' Action as directed by the receiver upon receipt of the required evidence of Holders' Action appointing the receiver; and

      (d) the Collateral Agent shall deliver the Security Documents as directed by a court of competent jurisdiction (and forthwith notify the Company and the Holders or, if a receiver has been appointed, the receiver, if it receives any such direction).

2.7   Further Duties

The Collateral Agent shall have no responsibility in respect of care of the Security Documents except the duty to exercise such care in the safekeeping thereof as it would exercise if the Security Documents were the property of the Collateral Agent. While in possession of the Security Documents, the Collateral Agent shall have no duty to take any action to preserve or enforce any right of the Collateral Agent or a Holder against the Company with respect to the Debentures.

2.8   Reliance

In determining:

      (a) which persons are from time to time entitled to be recognized as Holders for the purpose of taking Holders' Action, the Collateral Agent shall be entitled to inspect and rely upon, without independent verification, the register of Holders maintained by the Company and, as proof of the identity of each individual Holder, a legible photocopy of current government-issued identification bearing the signature of the Holder;

      (b) which person is from time to time entitled to be recognized as a receiver, the Collateral Agent shall be entitled to rely upon the order of a court of competent jurisdiction or to inspect and rely upon, without independent verification, the resolution or instrument appointing such receiver pursuant to Holders' Action; and

      (c) whether a Debenture has been surrendered to the Company for the purpose of section 2.8(a), the Collateral Agent shall be entitled to rely upon the certification of the President and/or the Chief Executive Officer of the Company that the full amount owing under the Debenture has been paid to its Holder together with a satisfactory inspection by the Collateral Agent of either an original copy of the Debenture or a receipt for full payment signed by the Holder.


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The entitlement of the Collateral Agent to rely on the instruments and documents referred to in (a), (b) and (c) above shall not oblige the Collateral Agent to refer to, or to refer exclusively to, such instruments and documents for the purpose of determining the validity of a Holders' Action and, in discharging its trusts, duties and responsibilities under this Agreement, the Collateral Agent may act upon any instrument, document, writing or signature believed by the Collateral Agent in its sole and unfettered discretion to be genuine. If, with respect to a proposed action to be taken by it, the Collateral Agent shall determine in good faith that the provisions of this Agreement, or of any instrument, document, resolution or directive of the Holders or a receiver appointed thereby are or may be ambiguous or inconsistent, the Collateral Agent may so notify the Holders or, if a receiver has been appointed, the receiver, identifying the proposed action and the provisions that it considers are or may be ambiguous or inconsistent, and may decline to perform such function or responsibility unless and until it has received instructions pursuant to Holders' Action to the sole satisfaction of the Collateral Agent clarifying such ambiguity or eliminating such inconsistency.

2.9   Indemnity

The Company hereby agrees to hold the Collateral Agent harmless from and against, and indemnify the Collateral Agent against in respect of, any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, suits, proceedings, judgments, costs and expenses of any nature or kind whatsoever (except such as arise from the Collateral Agent's wilful misconduct) which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of the Collateral Agent's capacity as such, any Security Document, any Holders' Action or any action taken or not taken by the Collateral Agent or any of its employees, sub-agents or co-agents. The Collateral Agent shall be entitled to receive upon demand made by it to the Company reimbursement for its out-of-pocket disbursements incurred in communicating with the Company or in the performance of its role as Collateral Agent hereunder, the Subsidiary, Holders, a receiver or a court of competent jurisdiction, but it shall not be entitled to receive any fee for its services as Collateral Agent.

3.    MISCELLANEOUS

3.1   Notices

Notice shall be sufficiently given to a Holder if mailed in Canada in a prepaid envelope addressed to the Holder at his post office address appearing on the register maintained by the Company, and shall be deemed to have been given at the expiration of three days after mailing. Notice shall be sufficiently given to the Company or the Collateral Agent if delivered to it during its normal business hours at the address set out on the first page of this Agreement (or such other address as directed by it under this provision) and shall be deemed to have been given at the time of receipt (unless given after its normal business hours, in which case it shall be deemed to have been given at the time of its next opening for business). Notice shall be sufficiently given to a receiver if delivered in accordance with the written instructions of such receiver.


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3.2   Modification

The terms of this Agreement may be modified by instruments in writing signed by the Company, the Collateral Agent, and the Holders as authorized pursuant to a Holders' Action.

3.3   Severability

If any provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.4   Successor and Assigns

This Agreement shall be binding upon and shall enure to the benefit of the parties thereto and their successors and assigns. The Company expressly consents to an assignment authorized by Holders' Action by the Collateral Agent to the Holders or a receiver appointed by them of the rights of the Collateral Agent under this Agreement and the General Security Agreement.

3.5   Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

3.6   Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, copes of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or other representatives as of the 6(th) day of April, 2005.

CYROPAK INDUSTRIES INC.


By:      /s/ Martin Carsky
         --------------------------------------------
         Name:  Martin Carsky
         Title: President and Chief Executive Officer


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ESARBEE INVESTMENTS LIMITED


By:      /s/ Oded Tal
         --------------------------------------------
         Name:  Oded Tal
         Title: VP, Investments


By:      /s/ Zeno Santache
         --------------------------------------------
         Name:  Zeno Santache
         Title: CFO


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                                   SCHEDULE A

                                FORM OF DEBENTURE


                                      A-1